Exhibit 32
Statement Pursuant to 18 U.S.C. § 1350
Pursuant to 18 U.S.C. § 1350, each of the undersigned certifies that this Annual Report on Form 10-K for the year ended December 31, 2013, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Westmoreland Coal Company.

Date:	February 28, 2014	/s/ Robert P. King
Name: Robert P. King
Chief Executive Officer
(Principal Executive Officer)

Date:	February 28, 2014	/s/ Kevin A. Paprzycki
Name: Kevin A. Paprzycki
Chief Financial Officer and Treasurer
(Principal Financial Officer)

A signed original of this written statement required by Section 906 has been provided to Westmoreland Coal Company and will be retained by Westmoreland Coal Company and furnished to the Securities and Exchange Commission or its staff upon request.